Exhibit 10.2

AMENDED AND RESTATED

EXECUTIVE

SEVERANCE PAY PLAN

OF

KENVUE INC. AND U.S. AFFILIATED COMPANIES

ARTICLE 1

General

1.1	Purpose – The Executive Severance Pay Plan of Kenvue Inc. and U.S. Affiliated Companies was established by Kenvue to provide severance pay and other benefits under certain circumstances to Eligible Employees whose employment with the Kenvue Companies terminates as a result of a Severance Event described in Article 4.1a. This Plan is also intended to satisfy, where applicable, a Kenvue Company’s obligations under the federal Worker Adjustment and Retraining Notification (“WARN”) Act (29 U.S.C. §§ 21001 et. seq.) and similar state and/or local laws (including, but not limited to, the Millville Dallas Airmotive Plant Job Loss Notification Act (N.J.S.A. §§ 34:21-1 et. seq.).

1.2	Funding – Plan benefits shall be paid from the general assets of the Kenvue Companies.

1.3	Effective Date – The Plan was initially effective as of August 23, 2023 (the “Effective Date”), and was originally amended on each of June 15, 2024 and July 7, 2025 (such version, the “Prior Plan”). The Plan will be further amended and restated as set forth herein effective as of the First Effective Time (as defined in that Agreement and Plan of Merger by and among Kenvue, Kimberly-Clark Corporation, a Delaware corporation (“K-C”), Vesta Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of K-C (“First Merger Sub”), and Vesta Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of K-C, dated as of November 2, 2025 (the “Merger Agreement”). Effective as of the First Effective Time, the Plan shall supersede and replace all prior severance pay plans and any other policies or practices pertaining to severance pay in effect for Eligible Employees prior to the First Effective Time, including the Prior Plan (except as otherwise explicitly provided for herein). The Plan in effect as of an Eligible Employee’s Termination Date shall govern their eligibility to become a Participant and any benefits payable under the Plan.

ARTICLE 2

Definitions

2.1	Acquisition Position – A position with a purchaser or surviving business or a corporation, company or individual to which the business or a portion of the business (in whole or in part) is merged, divested, transferred, outsourced or otherwise sold or disposed (excluding, in all cases, the transactions contemplated by the Merger Agreement) in which, when compared to the individual’s position with a U.S. Affiliated Company immediately prior to the date of a sale (whether through asset or stock), merger, divestiture, transfer, consolidation, or outsourcing, of the business or a portion of the business (in whole or in part) to another corporation, company or individual, and as determined in the sole discretion of the Administrator:

a.	The annual base pay (exclusive of bonus and/or Long-Term Incentive) is not reduced by more than 10%; and

b.	For an office-based or remote employee, the assigned primary work address is not changed leading to the individual’s commute increasing by more than fifty (50) miles each way. Distance is determined by comparing the distance (using Google Maps as a general directions methodology) from the individual’s primary residence to the new assigned primary work address v. the original assigned primary work address location.

c.	For a field-based employee, the individual’s home is either:

•	Inside their new assigned territory, or

•	Less than fifty (50) linear miles from the workload epicenter of their new assigned territory.

“Acquisition Position” includes only these factors, and specifically does not require the position to have the same job title, job duties, manager, schedule (e.g., shift or number of hours), commute time, or benefits, or any other factors not specifically enumerated herein.

2.2	Administrator – The “Administrator” of the Plan is the Kenvue Administrative Committee.

2.3	Appeal – An “Appeal” is a request filed with the Administrator seeking review of the Claims Administrator’s denial of a Claim.

2.4	Base Pay – “Base Pay” is an Eligible Employee’s regular weekly base rate of pay in effect on the Eligible Employee’s Termination Date (excluding any reduction that constitutes Good Reason).

2.5	Cause – “Cause” means: (a) the definition of “Cause” (or words of similar import) set forth in any employment, offer letter, award or other agreement entered into with the Eligible Employee and in effect at the Eligible Employee’s Termination Date or (b) if there is no such agreement, the Eligible Employee’s: (i) conviction for, or a plea of nolo contendere to, the commission of a felony under federal or state law; or (ii) any act by the Eligible Employee that, in Kenvue’s opinion, constitutes fraud, embezzlement, dishonesty, disclosure of confidential information, the willful and deliberate failure to perform the Eligible Employee’s employment or service duties in any material respect, a conflict of interest, a violation of the non-competition obligations set forth in any applicable non-competition, non-solicitation or confidentiality agreement or obligation between the Eligible Employee and any Kenvue Company, a violation of any standards of conduct policies or other policies of any Kenvue Company to which the Eligible Employee is subject or any other event that is inimical or contrary to the best interests of any Kenvue Company. Any determination of “Cause” shall be made by the Administrator’s reasonable discretion, and its determination shall be final and binding.

If an employee is terminated from employment and it is subsequently determined that, by virtue of conduct or circumstances, arising before the Termination Date, the employee or former employee engaged in Cause, he or she shall be ineligible for benefits under the Plan. In such circumstances, in the event that Plan benefits have already been paid by the Kenvue Companies, the Kenvue Companies shall be entitled to recover any such benefits.

2.6	Change in Control Termination – A “Change in Control Termination” occurs when an Eligible Employee experiences a Severance Event during the CIC Protection Period.

2.7	CIC Protection Period – The “CIC Protection Period” is the period beginning on the Closing Date (as defined in the Merger Agreement) and ending on the second anniversary of the Closing Date; provided that, in the case of any Eligible Employee for whom an event constituting Good Reason has occurred during such two-year period, the CIC Protection Period shall not end prior to the applicable Good Reason End Date.

2.8	Claim – A “Claim” is an application for benefits filed with the Claims Administrator by an individual who feels that they have not received benefits (in whole or in part) that they are allegedly entitled to under the Plan.

2.9	Claims Administrator – The “Claims Administrator” is the Global Head of Total Rewards (or a successor to such role), or any other person, organization, or entity that has been designated by the Administrator to determine Claims under Article 7 hereto.

2.10	Comparable Position – A “Comparable Position” is a position in which, when compared to the individual’s position with a Kenvue Company immediately prior to the date of the offer of the position (or, if earlier, immediately prior to the Termination Date) and as determined in the sole discretion of the Administrator:

a.	The annual base salary is not reduced by greater than 10%, or the pay grade is not lower; and

b.	For an office-based or remote employee, the assigned primary work address is not changed (or fully remote alternate work arrangement is terminated) leading to the individual’s commute increasing by more than fifty (50) miles each way. Distance is determined by comparing the distance (using Google Maps as a general Directions methodology) from the individual’s primary residence to the new assigned primary work address v. the original assigned primary work address.

c.	For a field-based employee, the individual’s home is either:

•	Inside their new assigned territory, or

•	Less than fifty (50) linear miles from the workload epicenter of their new assigned territory.

“Comparable Position” includes only these factors, and specifically does not require the position to have the same job title, job duties, manager, schedule (e.g., shift or number of hours), commute time, or benefits, or any other factors not specifically enumerated herein.

2.11	Eligible Employee – An “Eligible Employee” is a regular, full-time or part-time salaried, commissioned, or hourly employee of a U.S. Affiliated Company who is in a pay grade 41 or above. An employee’s full-time or part-time status shall be determined by the personnel practices and policies of the U.S. Affiliated Company employing the person. A “regular” employee shall mean an employee who is hired for an indefinite duration and who is on the regular payroll of a U.S. Affiliated Company. “Eligible Employee” shall in no event include an individual whose period of employment with a U.S. Affiliated Company is intended to be for a limited duration, including but not limited to, contractors, consultants, and project-specific positions.

A person retained to perform services for a Kenvue Company (whether for a definite or indefinite duration) who is classified by that company as a contingent worker, leased employee, fee-for-service worker, an independent contractor or a similar type of worker (rather than an employee) shall not be an Eligible Employee under the Plan, regardless of such person’s status under common law and regardless of whether the person is or has been determined by a government agency or board or a court or arbitrator or other third party to be an employee for any other purpose, including, but not limited to, for purposes of any employee benefit plan of a Kenvue Company (including the Plan) or for purposes of federal, state or local tax withholding, employment taxes or employment law, and regardless of whether such person is later retroactively reclassified as a common-law or other type of employee of a Kenvue Company during all or any part of such period pursuant to applicable law or otherwise. A person shall also not be an Eligible Employee under the Plan if that person is eligible for benefits, related to termination of employment, under a Related Company Severance Plan, or is a party to a written agreement or understanding with a Kenvue Company that either provides for severance or other payments in the event of the individual’s termination of employment or any other separation from service with a Kenvue Company or states that no such payments will be made in that event. Notwithstanding anything to the contrary in the Plan, any individual who was an Eligible Employee under the Prior Plan as of immediately prior to the First Effective Time shall continue to be an Eligible Employee for the duration of the CIC Protection Period.

2.12	Employee Benefits Committee – The “Employee Benefits Committee” is a committee established by the Board of Directors of Kenvue and constituted to, among other tasks, amend and terminate the Plan in accordance with Article 9. The Employee Benefits Committee shall be governed by the terms of the Employee Benefits Committee Charter.

2.13	Equity Award Documentation – “Equity Award Documentation” means the Kenvue LTIP and with respect to any equity or equity-based award granted under the Kenvue LTIP the award agreement documentation such equity or equity-based award.

2.14	Executive Officers – “Executive Officers” are the employees identified as Executive Officers under the Prior Plan as of immediately prior to the First Effective Time.

2.15	Good Reason – “Good Reason” means the occurrence of one or more of the following, without an Eligible Employee’s consent, whether or not tied to a change of control:

a.	A greater than 10% decrease in the Eligible Employee’s base salary, other than where such reduction is part of a broad-based compensation reduction applicable to similarly situated employees;

b.	A 50% or greater reduction (as determined by the Administrator’s sole discretion) in the Eligible Employee’s authorities, responsibilities and duties; or

c.	The Eligible Employee’s assigned primary work address is changed (or company designated fully remote alternate work arrangement is terminated) leading to the individual’s commute increasing by more than fifty (50) miles each way. Distance is determined by comparing the distance (using Google Maps as a general Directions methodology) from the individual’s primary residence to the new assigned primary work address v. the original assigned primary work address.

For each of the events listed in this Article 2.15, such event(s) shall not constitute Good Reason unless an Eligible Employee provides written notice to the applicable Kenvue Company of the occurrence of such event within 30 days of the occurrence and the Kenvue Company does not cure such event within 30 days after receipt of such notice, and the Eligible Employee terminates employment within 30 days after the end of such cure period.1

2.16	Kenvue Company – A “Kenvue Company” is (i) Kenvue or (ii) any other entity that is a direct or indirect subsidiary, parent, related entity, or affiliate of Kenvue (collectively the “Kenvue Companies”). A Kenvue Company shall also include any predecessor or successor to any of the foregoing entities.

2.17	Kenvue – Kenvue Inc., a Delaware corporation, and any successor to such corporation, including First Merger Sub and the Final Surviving Company (as defined in the Merger Agreement).

2.18	Kenvue LTIP – The “Kenvue LTIP” means the Kenvue Inc. Long-Term Incentive Plan, as amended through the Closing Date.

2.19	Participant – A “Participant” is an Eligible Employee whose employment with the U.S. Affiliated Companies is terminated as a result of a Severance Event and who meets the other eligibility conditions for the receipt of benefits under the Plan.

1 Primary work address changes tied to the Kenvue’s World Headquarters move to Summit, NJ shall not constitute Good Reason unless an Eligible Employee (excluding Executive Officers) provides written notice to the applicable Kenvue Company by January 30, 2026 and remains employed through August 31, 2026, unless the applicable Kenvue Company terminates the Eligible Employee’s employment earlier, and not for a reason enumerated in Article 4.1.b.

2.20	Plan – The “Plan” means the Amended and Restated Executive Severance Pay Plan of Kenvue Inc. and U.S. Affiliated Companies as set forth herein and as amended from time to time.

2.21	Plan Sponsor – The “Plan Sponsor” is Kenvue.

2.22	Plan Year – A “Plan Year” is the calendar year.

2.23	Pre-Acquisition Employer – “Pre-Acquisition Employer” is the entity that employed a person immediately before such individual became an employee of a Kenvue Company as a result of an acquisition, merger, or other transaction between a Kenvue Company and such entity. In addition, for purposes of the Plan, the Johnson & Johnson family of companies are considered a Pre-Acquisition Employer for periods prior to August 23, 2023.

2.24	Proceeding – A “Proceeding” is any action under which an Eligible Employee or other person claims the right to receive Plan benefits, other than a Claim or an Appeal.

2.25	Related Company Severance Plan – A “Related Company Severance Plan” is any other plan, program, policy, employment agreement, or arrangement providing severance benefits that is maintained by or otherwise involves a Kenvue Company or a Pre-Acquisition Employer (or an affiliate thereof).

2.26	Separation Agreement and Release – Means the “Separation Agreement and Release” set forth on Exhibit A hereto.

2.27	Severance Event – A “Severance Event” is an event which results in eligibility for benefits under the Plan, as defined in Article 4.1.a.

2.28	Termination Date – The “Termination Date” is the last day of an Eligible Employee’s employment with the Kenvue Companies.

2.29	U.S. Affiliated Company – A “U.S. Affiliated Company” is a Kenvue Company that is organized under the laws of any State of the United States and has its principal place of business in the United States (including Puerto Rico and other U.S. territories), and either (i) is on the Kenvue benefits platform, or (ii) has adopted the Plan with the Administrator’s approval, as reflected in the Plan’s Records.

2.30	Years of Service – Subject to the exclusions in this Article 2.30, “Years of Service” means the whole number of service anniversaries achieved as of an Eligible Employee’s Termination Date since his or her date of hire with a Kenvue Company, and any Pre-Acquisition Employers, as adjusted by the Kenvue Company to reflect any applicable breaks in service rules of each respective U.S. Affiliated Company. Years of Service shall be measured in full years, and partial years shall be disregarded.

Years of Service shall in no event include the following:

a.	Periods of employment for which an Eligible Employee has received severance payments under the Plan or a Related Company Severance Plan; and

b.	Periods of employment that precede the date on which an Eligible Employee previously terminated employment with the Kenvue Companies or a Pre-Acquisition Employer, provided the Eligible Employee was not eligible to receive severance pay under the Plan or a Related Company Severance Plan at the time of such termination.

Periods of service with a Pre-Acquisition Employer shall be included in an Eligible Employee’s Years of Service only if, and to the extent, approved by the applicable Kenvue Company and the Administrator.

Notwithstanding anything contained herein to the contrary, an Eligible Employee’s Years of Service shall include his or her periods of continuous employment, if any, with Johnson & Johnson (or any of its subsidiaries or affiliates) immediately prior to the Effective Date, as determined by the Administrator.

Pursuant to Article 6.4, the Administrator, or its representative, shall have the sole and binding authority to determine all questions regarding an Eligible Employee’s Years of Service, and such determination shall be final and binding for all purposes under the Plan.

ARTICLE 3

Eligibility for Participation

3.1	Eligibility Requirements – Eligibility for participation in the Plan is available to all Eligible Employees as defined in Article 2.11.

3.2	Cessation of Eligibility – Eligibility for participation in the Plan shall cease on the earliest to occur of: (i) the date on which an Eligible Employee ceases to be eligible to receive benefits pursuant to Articles 4.1b, 4.1c, or 5.6; (ii) the date on which the Plan terminates; or (iii) the date on which the Eligible Employee has received the full benefit payable under Article 5.

ARTICLE 4

Eligibility for Benefits

4.1	Conditions of Benefits Eligibility

a.	An Eligible Employee is eligible for the benefits provided in Article 5 if their employment is (i) involuntarily terminated by a Kenvue Company, or (ii) terminated by the Eligible Employee for Good Reason, in each case, other than for the reasons outlined in subparagraph 4.1.b (each, a “Severance Event”). For the avoidance of doubt, the consummation of the Merger by itself will not result in a termination of employment triggering severance under the Plan.

b.	An Eligible Employee is not eligible for the benefits provided in Article 5 as a result of any one of the following events:

i.	voluntary termination of employment by resignation (other than for Good Reason), failure to return from a leave of absence, or retirement or otherwise (unless the Administrator in its sole discretion deems that severance benefits shall be payable under a voluntary workforce reduction program sponsored by a U.S. Affiliated Company that qualifies as a window program under Treasury Regulations Section 1.409A-1(B));

ii.	the merger, divestiture, outsourcing or other sale (whether through asset or stock) or disposition of all or part of a business unit or the transfer of all or part of a business function, in each case, other than the transactions contemplated by the Merger Agreement, to an unaffiliated entity if the Eligible Employee is offered an Acquisition Position with the unaffiliated entity;

iii.	(A) they receive a notice of termination of employment, but receive a subsequent offer of a Comparable Position with a Kenvue Company (provided that the receipt of such offer may still result in the Eligible Employee’s right to resign for Good Reason in accordance with the other terms of the Plan), or (B) accept an offer of any position with a Kenvue Company, regardless of whether it is a Comparable Position;

iv.	layoff with recall rights; or

v.	discharge for Cause.

c.	As a condition of eligibility for both the commencement and the continuation of the receipt of benefits under the Plan:

i.	an Eligible Employee must not be conducting any work for a Kenvue Company, whether as an employee or non-employee worker (except for any assistance that may be requested by a Kenvue Company);

ii.	it must not be determined that the Eligible Employee, or Participant (if benefits have commenced), engaged in Cause prior to his or her Termination Date, or violated the terms of their executed Separation Agreement and Release;

iii.	an Eligible Employee must have fulfilled and be in reasonable, good faith compliance with all of his or her reasonable obligations to the Kenvue Companies, including but not limited to: (a) having returned all documents and other property related to any Kenvue Company, (b) being and remaining in full compliance with the confidentiality obligations and any non-solicitation and non-competition obligations that the Eligible Employee has with any Kenvue Company, and (c) not having any outstanding monetary obligation to any Kenvue Company (unless, in States in which such deductions are permissible an agreement has been reached between the U.S. Affiliated Company employing the Eligible Employee at the time of termination and the Eligible Employee for sufficient deductions to be taken from the benefits to pay the obligation in full); and

iv.	with respect to the receipt of benefits under the Plan, an Eligible Employee must execute, and comply with all terms in the Separation Agreement and Release, which has become effective.

4.2	Determination of Eligibility

The Administrator shall, in its good faith, reasonable discretion, determine any factual questions concerning an Eligible Employee’s eligibility for or entitlement to benefits and shall have absolute discretion (to be exercised in good faith) in interpreting and applying the terms of the Plan.

4.3	Certain Additional Provisions

In addition, Appendix B hereto shall apply to create an additional severance benefit plan for the benefit of the individuals described therein who are unable to qualify as Eligible Employees.

ARTICLE 5

Amount and Payment of Benefits

5.1	Severance Pay

a.	Subject to the limitations outlined in the Plan, a Participant shall be eligible to receive severance pay benefits (determined without any reductions that constitute Good Reason) in accordance with the following Severance Pay Schedule:

SEVERANCE PAY SCHEDULE
	Non-Change in Control Termination	Change in Control Termination
CEO	2x annual Base Pay, plus 2x target cash bonus	2.5x annual Base Pay, plus 2.5x target cash bonus
Other Executive Officers	1.5x annual Base Pay, plus 1.5x target cash bonus	2x annual Base Pay, plus 2x target cash bonus
Pay Grades 41-53	Two (2) weeks of Base Pay per Year of Service, subject to the below Minimums
Minimum Benefit:	Employee Type	Weeks of Base Pay
	Employees in Pay Grades 51-53	52 weeks
	Employees in Pay Grade 41-50	26 weeks

Each Participant shall be provided with, and must sign, a Separation Agreement and Release by the Kenvue Company employing him or her at the time of termination. The Separation Agreement and Release will become effective if it is executed and returned by the Participant within the time period specified therein and not revoked by the Participant within the period for revocation stated therein.

b.	Severance pay to a Participant hereunder will be reduced, but not below zero, by the amount of any payment that the Participant is entitled to receive as a matter of law or contract: (i) under any confidentiality, non-solicitation and/or non-competition agreement the Participant has signed, (ii) as unemployment compensation, (iii) under any statutory notice, pay-in-lieu-of notice or severance requirements (including, but not limited to, under the WARN Act or any state or local equivalent, (iv) under any Related Company Severance Plan in respect of the same period for which the Participant would receive severance pay under this Plan, or (v) as any other type of wage replacement benefit to which the Participant is entitled by law, pursuant to the terms of a benefit plan or contract, or from a source to which a Kenvue Company contributes.

c.	If a Participant ceases to meet the applicable requirements for eligibility for or entitlement to the receipt of benefits under the Plan, no further payments will be made.

d.	Notwithstanding the above, the Plan recognizes Law 80 covering Participants in Puerto Rico whose employment is not terminated for “just cause” (as defined by Law 80), and all benefits under the Plan with respect to such terminations (if any) shall be in accordance with Puerto Rico Law 80. For the avoidance of confusion, Participants in Puerto Rico shall not be entitled to benefits in excess of what is provided for pursuant to Law 80.

5.2	Continued Health and Welfare Benefit Coverage

If a Participant is covered by a U.S. Affiliated Company’s medical, dental, or vision plan(s) (collectively referred to as the “Health Plan”) (i) as of the date the Participant is notified that their employment is being terminated as a result of a Severance Event, or (ii) as of the date an Eligible Employee gives notice of their intent to terminate their employment with Good Reason, the Participant and his or her eligible dependents who are covered under any such plan as of such notification will be entitled to continued participation, at the same contribution rate as paid by active employees of the U.S. Affiliated Company for such coverage, during the period over which severance payments are made or would have been made absent any reduction in severance under Paragraphs 5.1.b(ii), (iii), or (iv), up to 52 weeks of continuing coverage.2 Participants’ contribution for any continuing benefit coverage (e.g., medical) will be deducted from the severance pay. Coverage will be on the same terms and conditions as in effect for similarly situated active employees of the U.S. Affiliated Company during such period of extended participation (including any applicable co-payments, deductibles and other out-of-pocket expenses). Notwithstanding the preceding, this coverage will terminate if the Participant becomes covered under another employer’s group health plan. Each Participant has an obligation to immediately notify the Administrator of his or her becoming eligible for any group health coverage with another employer during the period for which the Participant is receiving continuing benefit coverage hereunder.

The coverage described in the preceding paragraph shall be treated as continuation coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for purposes of determining the maximum period of continuation coverage required under COBRA or other applicable law. Following the period of subsidized coverage, the Participant may be able to continue his or her medical, dental, or vision coverage at full cost (and potentially any administrative fee) for any remaining period in accordance with COBRA and the terms of the applicable plan.

5.3	Outplacement Benefits

A Participant may be eligible to receive outplacement assistance benefits at a level determined by any Kenvue outplacement benefit contract it has in place from time to time.

5.4	Bonus Payments

Notwithstanding anything to the contrary in any plan, program or policy, a Participant shall remain eligible to receive his or her cash bonus amounts, based on actual performance, for any performance periods that have completed prior to the Termination Date, regardless of any requirement to remain employed following the end of such performance period.

In addition, for performance periods that have not been completed prior to the Termination Date, a Participant shall receive an amount in cash equal to the Participant’s target cash bonus multiplied by a fraction, the numerator of which is the number of days the Participant worked during the applicable performance period through and including the Termination Date and the denominator of which is the number of days in such performance period (the “Pro Rata Bonus”); provided that, if a Participant is eligible to receive a full year bonus under any other plan, agreement or contract (including the Merger Agreement), such Participant will receive either the full year bonus or the Pro Rata Bonus, whichever is greater, but not both.

2 Participants who receive a lump sum severance payment in connection with a Change in Control Termination will receive 52 weeks of continuing coverage.

5.5	Other Benefits

A Participant’s eligibility, if any, for other benefits while severance pay is being received will be determined in accordance with the terms of the official plan documents concerning those benefits.

5.6	Employer Contributions

A Participant will also be entitled to full vesting, effective as of the Termination Date, of any unvested portion of his or her balance(s) under any plans sponsored or maintained by a Kenvue Company that is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (the “Code”), as well as under any nonqualified deferred compensation plan intended to replace or supplement benefits under any such qualified plan (in the case of any qualified plan, only to the extent it does not violate any non-discrimination testing).

5.7	Equity Awards

Any Severance Event will also constitute a “Qualifying Termination” (as defined in the Merger Agreement but without excluding an “executive officer” under Rule 3b-7 of the Securities Exchange Act of 1934) during the two-year period following a “Change of Control” (each, as defined in the relevant Equity Award Documentation) for any equity or equity-based awards held by a Participant that were granted prior to the Closing Date and that remain outstanding on the Participant’s Termination Date such that the accelerated vesting provisions described in Section 11(a) of the Kenvue LTIP (which provide for full vesting within two years following a Change of Control) will apply.

5.8	Schedule and Timing of Severance Pay Payments

Except as otherwise provided below, severance pay shall be paid in installments at the Participant’s last regular base pay rate per payroll period, until all benefits have been paid, and, to the extent practicable, shall be paid on Kenvue’s normal payroll dates commencing as soon as practicable after Kenvue receives an effective Separation Agreement and Release.

For Executive Officers, severance pay shall be paid in equal installments over the period of time corresponding to their severance pay eligibility, and, to the extent practicable, shall be paid on normal payroll dates commencing as soon as practicable after a Kenvue Company receives an effective Separation Agreement and Release.

If a Participant experiences a Change in Control Termination, severance pay shall be paid in a lump sum as soon as practicable after a Kenvue Company receives an effective Separation Agreement and Release.

Notwithstanding the foregoing, any amounts payable hereunder that are not exempt from Section 409A shall be paid in installments in accordance with the preceding paragraph if the change of control does not qualify as a “change in control event” within the meaning of Section 409A.

Any bonus payments under Article 5.4 based on actual performance will be payable at the time bonuses are normally paid and the Pro Rata Bonus, if payable, will be paid with the first payment of severance pay or, if it is not determinable at such time that the Pro Rata Bonus will be payable, as soon as practicable, but no later than March 15 of the year following the year in which the Termination Date occurs, following the date it is determinable that the Pro Rata Bonus is payable.

5.9	Cessation of Benefits

Cessation of benefits shall occur on the earliest of (i) the date on which a Participant has received the full benefit payable under Article 5.1; or (ii) the date on which benefit payments have been discontinued due to failure to abide by a condition imposed by Article 4.1 or payments have otherwise ceased or been offset under the terms of the Plan.

5.10	No Vested Rights

Nothing in the Plan shall be construed as giving any Eligible Employee, Participant or beneficiary a nonforfeitable or vested right to any benefits hereunder.

5.11	Time Limits Affecting Benefit Entitlement

Prior to commencing a Proceeding asserting a claim of entitlement to Plan benefits, an Eligible Employee must file with the appropriate decision maker both a Claim and an Appeal that are timely under Article 7.1. Any Proceeding asserting a claim of entitlement to Plan benefits must be commenced within 180 days after the date on which the Administrator issues its decision on the Eligible Employee’s Appeal. The failure either (i) to submit both a timely Claim and a timely Appeal, or (ii) to commence a Proceeding within the time period provided for in this Article 5.10 will result in the loss of any otherwise existing right to contested Plan benefits.

5.12	Death of Participant

If a Participant dies prior to payment of all severance pay due under the Plan, the Participant’s surviving spouse, domestic or civil union partner, or estate (if the Participant is unmarried or does not have a surviving spouse or domestic or civil union partner) shall be entitled to receive the balance of the severance pay (payable in a lump sum) and any bonus payments under Article 5.4 (payable at the time provided for in Article 5.8), but all other benefits under Articles 5.2, 5.3, and 5.5 shall cease upon the Participant’s death, except to the extent otherwise provided in the applicable plan or as required by law.

5.13	Other Arrangements

Notwithstanding anything to the contrary in the Plan, in the case of a Participant who is party to a written employment agreement with any Kenvue Company or is eligible to receive severance payments under any other plan, policy or arrangement maintained by any Kenvue Company (including pursuant to the Merger Agreement), such Participant will be entitled to receive the greater of the aggregate severance payments and benefits provided under (i) such other plan, policy, agreement or arrangement and (ii) the Plan. For the avoidance of doubt, the compensation and benefits provided under the Plan shall not result in duplication of compensation or benefits provided under any other plan, policy, agreement or arrangement.

ARTICLE 6

Administration

6.1	The Employee Retirement Income Security Act of 1974

The Plan is a welfare plan as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:

a.	Receive Information About the Plan and Benefits

Examine, without charge, at the Administrator's office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series), if any, and updated summary plan description. The Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report (if any). The Administrator is required by law to furnish each participant with a copy of this summary annual report (if any).

b.	Prudent Actions by Plan Fiduciaries

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

c.	Enforcement of Rights

If a Claim for a welfare benefit is denied or ignored, in whole or in part, the claimant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if an individual requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Administrator to provide materials and pay up to $110 a day until the individual receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If a Claim is denied or ignored, in whole or in part, after exhausting all administrative steps outlined in the Plan, individuals may file suit in a state or federal court. If an individual is discriminated against for asserting their rights, they may seek assistance from the U.S. Department of Labor or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If an individual is successful, the court may order the entity sued to pay these costs and fees. If an individual loses, the court may order them to pay these costs and fees, for example, if it finds the claim is frivolous.

d.	Assistance with Questions

Questions about the Plan should be directed to the Administrator. Questions about this statement or about rights under ERISA, or if assistance is needed in obtaining documents from the Administrator, contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Additional information about rights and responsibilities under ERISA can also be obtained by calling the publications hotline of the Employee Benefits Security Administration.

6.2	Plan Sponsor

Sponsor: Kenvue Inc. is the Plan’s Sponsor

Address:	1 Kenvue Way Summit, New Jersey 07901
Telephone:	(908) 874-1200

EIN: 88-1032011

Plan Number: 520

6.3	Named Fiduciary and Plan Administrator

The Administrator shall be the “Named Fiduciary” within the meaning of Section 402(a) of ERISA and shall carry out the duties of the “Administrator” of the Plan as required by ERISA. The Administrator shall have the responsibilities and powers set forth in this Article 6.

Address:	1 Kenvue Way Summit, New Jersey 07901
Telephone:	(908) 874-1200

6.4	Powers and Duties of the Administrator

The Administrator, or its duly authorized representatives, shall have the authority to control and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to carry out its functions hereunder, whether or not such rights and powers are specifically enumerated herein. Without limiting the generality of the foregoing, and in addition to other powers set forth in the Plan, the Administrator shall have the following express authority:

a.	To have the sole and complete discretion to construe and interpret the Plan, to resolve ambiguities and inconsistencies, to decide all questions concerning Base Pay, Years of Service, eligibility for participation and entitlement to benefits, and to decide any other questions concerning the interpretation or application of Plan terms;

b.	To prescribe procedures to be followed by Eligible Employees for applying for benefits hereunder;

c.	To prepare and distribute, in such manner as it determines to be necessary or appropriate, information relating to the Plan;

d.	To receive from any Kenvue Company and from Eligible Employees such information as shall be necessary for proper administration of the Plan;

e.	To consult with counsel, accountants, actuaries, or other advisors (who may also be advisors for any Kenvue Company in the discharge of its responsibilities); and

f.	To delegate its authorities and discretion hereunder.

All determinations made by the Administrator (or, where applicable, the Claims Administrator, or any duly authorized delegee of the Administrator) with respect to any matter arising under the Plan shall be final and binding on the Eligible Employee, Participant, beneficiary, and all other parties affected thereby. Neither the Plan Sponsor, the Claims Administrator, nor the Administrator, nor any individual serving in such capacity, shall be liable to anyone in making a determination of facts hereunder, with respect to any such matters as may arise, in the administration of the Plan.

6.5	Administrator as Eligible Employee and Participant

The Administrator may be an Eligible Employee and Participant but it shall not make any discretionary decision or take any actions affecting themselves as an Eligible Employee or Participant, unless such decision or action is upon a matter that affects all other similarly situated Eligible Employees or Participants, and confers no special right, benefit, or privilege on the Administrator not simultaneously conferred upon all other similarly situated Eligible Employees or Participants.

6.6	Records and Reports

The Administrator shall take any actions it deems necessary or appropriate to comply with laws and regulations relating to maintenance of records, notification to Participants and Eligible Employees, reports to the United States Department of Labor, and all other requirements applicable to the Plan. The records of the applicable Kenvue Company with respect to Years of Service, employment history, Base Pay, and all other relevant matters shall be conclusive for all purposes of the Plan.

ARTICLE 7

Claims and Appeals

7.1	Claim and Appeal Procedures

a.	An individual who becomes a Participant will automatically receive benefits to which they are entitled under the Plan. If an individual (or his or her duly authorized representative) feels they have not been provided with all benefits to which they are eligible under the Plan, they may assert a claim for eligibility under the Plan, or for Plan benefits by filing with the Claims Administrator a signed written Claim that is timely (as described in this Article 7.1a), that specifically identifies the basis for eligibility, or Plan benefits claimed, and that describes all facts and circumstances entitling the individual to eligibility, or Eligible Employee to payment of those benefits. In the event an individual or Eligible Employee has not received a Separation Agreement and Release providing for the payment of Plan benefits (or has received a Separation Agreement and Release that provides for the payment of Plan benefits in an amount that is less than the amount he or she believes to be due) and believes that they are eligible to participate in the Plan and for such benefits, the individual or Eligible Employee must file a Claim with the Claims Administrator within one hundred-eighty (180) days after the alleged Severance Event. In all other cases, the Eligible Employee must file a Claim with the Claims Administrator no later than one hundred-eighty (180) days after the date on which payments under the Plan were discontinued or reduced.

b.	The Claims Administrator shall notify the individual or Eligible Employee of its decision within ninety (90) days after receipt of a Claim or, if special circumstances exist, within one hundred-eighty (180) days of receipt of the Claim. If the Claim is denied in whole or in part, the Claims Administrator’s notice of denial shall be in writing and shall give:

i.	the specific reasons for denial with specific reference to pertinent Plan provisions upon which the denial was based;

ii.	a description of any additional materials or information necessary for the individual or Eligible Employee to perfect the Claim and an explanation of why the materials or information are necessary; and

iii.	an explanation of the Plan’s Appeal procedure.

c.	For a period of sixty (60) days after receiving the Claims Administrator’s notice of denial, an individual or Eligible Employee or his or her duly authorized representative may:

i.	obtain and review pertinent documents; and

ii.	submit a written Appeal to the Administrator for review of the denial.

d.	An individual or Eligible Employee submitting an Appeal shall be allowed to submit issues and comments in writing to the Administrator.

e.	The Administrator shall afford any individual or Eligible Employee requesting an Appeal a full and fair review of the decision denying the individual or Eligible Employee’s Claim; and the Administrator in its sole discretion, may hold a hearing to review any or all issues raised by the individual or Eligible Employee on Appeal. The Administrator shall issue a written decision to the individual or Eligible Employee on the Appeal within sixty (60) days after receipt of the Appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, in which case a decision shall be rendered as soon as possible but no later than one hundred-twenty (120) days after the filing of the Appeal). In the event of an adverse decision, the Administrator’s decision shall give specific reasons for the decision, written in a manner calculated to be understood by the individual or Eligible Employee and shall include specific references to the pertinent Plan provisions upon which the decision is based.

ARTICLE 8

Miscellaneous

8.1	No Guarantee of Employment, Etc.

Neither the creation of the Plan nor anything contained herein shall be construed as giving any employee any right to remain in the employ of any Kenvue Company (or otherwise alter the employment at will relationship), any equitable or other interest in the assets, business, or affairs of any Kenvue Company, or any right to challenge any action taken or policy adopted or pursued by any Kenvue Company.

8.2	Controlling Law

The terms of the Plan and the rights and duties of all parties hereto or persons affected hereby shall be construed and determined according to ERISA to the extent applicable. It is intended that the Plan shall be an employee welfare benefit plan as described in Section 3(1) of ERISA. In the event of any ambiguity in the Plan, the interpretation of the Plan shall be within the sole discretion of the Administrator, and its interpretation shall be binding for all purposes.

8.3	Severability

If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal and \invalid provision were not included.

8.4	Plan Document

This document shall constitute both the plan document and summary plan description and shall be distributed to all Eligible Employees in this form.

ARTICLE 9

Amendment and/or Termination

9.1	Right to Amend or Terminate

The Employee Benefits Committee reserves the absolute right to amend or terminate the Plan, at any time and in whole or in part, without prior consultation or notice to Eligible Employees and Participants of the Plan. Except as provided in this Article 9, no employee, officer, or director of a Kenvue Company has the authority to alter, vary, or modify the terms of the Plan. No verbal or written representations contrary to the terms of the Plan (including any written amendments) shall be binding upon the Plan, the Plan Sponsor, or any other Kenvue Company.

Notwithstanding the foregoing or anything else in the Plan to the contrary, (a) the Plan may not be amended in any manner adverse to an Eligible Employee or a Participant or terminated during the CIC Protection Period and (b) following the CIC Protection Period the Plan may not be amended or terminated if such amendment or termination would reduce the amounts any Participant whose Termination Date occurred during the CIC Protection Period is eligible to receive.

9.2	Termination or Amendment Procedure

The right to amend or terminate the Plan may be exercised by resolution, amendment or other approval adopted by the Employee Benefits Committee or by its duly authorized representatives.

ARTICLE 10

Internal Revenue Code Section 409A

10.1	General. This Article 10 is intended to ensure that the terms of the Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (“Section 409A”). The provisions of this Article 10 and any other section of the Plan that applies to the payment of benefits, shall be limited to those terms permitted under Section 409A. Any terms of the Plan that are not permitted under Section 409A shall be automatically modified and limited to the extent necessary to comply with Section 409A, but only to the extent such modification or limitation is permitted under Section 409A.

10.2	Payment of Plan Benefits. In addition to the conditions for benefit eligibility set forth in Article 4.1, if necessary to avoid the imposition of additional taxes or penalties under Section 409A, an Eligible Employee shall not be entitled to a payment of benefits under the Plan unless the termination of employment with a U.S. Kenvue Company constitutes a “Separation from Service” within the meaning of Treasury Regulations Section 1.409A-1(h) and other applicable rules under Section 409A. Subject to the limitations applicable to Specified Employees set forth in this Article 10, a Participant’s benefit under the Plan shall be paid on the Participant’s normal payroll dates commencing as soon as practicable within the 60-day period beginning after the Participant’s Separation from Service. In no event shall the Participant (or the Participant’s beneficiary in the event of the Participant’s death) have any influence on any determination as to the tax year in which the benefit is paid. Without limiting the generality of the foregoing, if a Separation Agreement and Release could become effective in a calendar year subsequent to a Participant’s Termination Date (depending on when the Participate executes a Separation Agreement and Release), then no amounts payable under the Plan that are subject to Section 409A shall be paid prior to January 1 of the subsequent calendar year.

10.3	Right to Separate Payments – Short-Term Deferrals. Each installment of a Participant’s severance pay under the Plan shall be treated as a separate payment for purposes of Section 409A. Consequently, a Participant’s severance pay under the Plan shall be treated as a series of separate payments and not a single payment of the aggregate amount. Each separate payment that is required to be paid and is actually paid during the Short-Term Deferral Period is intended to be exempt from the requirements of Section 409A under the exemption applicable to short-term deferrals. For purposes of the Plan, the “Short-Term Deferral Period” shall be the period beginning on the date of the Participant’s Separation from Service and ending on the date that is 2-1/2 months after the end of the taxable year in which the Participant’s Separation from Service occurred.

10.4	Severance Pay Exemption. It is intended that payments under the Plan that must be paid and that are actually paid after the Short-Term Deferral Period shall be exempt from Section 409A to the extent that such payments (i) do not exceed two times the lesser of (A) the Participant’s total annual compensation based on the Participant’s annual rate of pay for the prior taxable year (adjusted for any increases that were expected to continue indefinitely); or (B) the limitation under Code Section 401(a)(17) for the year of the Participant’s Separation from Service within the meaning of Section 409A, and (ii) are paid in full no later than December 31 of the second year following the year of the Participant’s Separation from Service.

10.5	Limitation for Specified Employees. No portion of any payment under the Plan that is not exempt from Section 409A under Section 10.3 or 10.4, above, shall be made to a Specified Employee (as defined in Section 409A) before the expiration of the six-month period specified in Code Section 409A(a)(2) and the regulations thereunder. Any payment that would have been paid to a Specified Employee but for the six-month delay imposed by this Section 10.5 shall be paid during the seventh month after the Specified Employee’s Separation from Service, or if earlier, the date of the Specified Employee’s death.

ARTICLE 11

Internal Revenue Code Section 280G

11.1	Benefit Limitations. Unless otherwise agreed between a Participant and a Kenvue Company, any severance payments or benefits to which a Participant becomes entitled under the Plan, together with any other payments or benefits in the nature of compensation to which he or she may become entitled pursuant to any other plan, agreement or arrangement of Kenvue or its affiliates that would constitute a “parachute payment” under Section 280G of the Code (such payments and benefits, the “Payments”), shall be subject to the following limitation (the “Benefit Limitation”):

a.	If the parachute value of the Payments, as calculated in accordance with the parachute payment determination and valuation provisions of Section 280G of the Code and the applicable Treasury Regulations thereunder, exceeds the greatest amount of Payments that could be paid to the Participant or for the Participant’s benefit without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law (such tax or taxes, collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to the Participant or for the Participant’s benefit shall not exceed the amount which produces the greatest after-tax benefit to the Participant after taking into account any Excise Tax to be payable by the Participant. For the avoidance of doubt, this provision shall reduce the amount of Payments otherwise payable to the Participant or for the Participant’s benefit, if doing so would place the Participant in a more favorable net after-tax economic position as compared with not reducing the amount of Payments (taking into account the Excise Tax payable in respect of such Payments).

b.	All calculations required under this Article 11 shall be made by an independent nationally recognized certified public accounting firm (the “Auditor”) selected by Kenvue prior to the applicable change of control, and the fees of such Auditor shall be paid by Kenvue. Unless otherwise determined by Kenvue prior to the Closing Date, the Auditor shall be PricewaterhouseCoopers LLP and its affiliates. The required calculations shall be provided to the Participant and Kenvue within ten (10) business days following the Participant’s Termination Date under circumstances entitling the Participant to severance benefits under the Plan and within ten (10) days following the occurrence of any event triggering a parachute payment for the Participant.

c.	If a reduction in the Payments is required pursuant to the Benefit Limitation imposed under this Article 11, then such reduction shall be effected in the following order: first, the Participant’s cash severance payments under Article 5 of the Plan shall be reduced (with such reduction to be applied pro-rata to each such payment and without any change to the payment dates), then the amount of Kenvue’s contribution to the Participant’s continued Health Plan coverage shall be reduced, and finally any accelerated vesting of the Participant’s equity awards under one or more of Kenvue’s stock compensation plans, including (without limitation) the Long Term Incentive Plan, shall be reduced (based on the amount of the parachute payment calculated for each such award in accordance with the Treasury Regulations under Code Section 280G), with such reduction to occur in the same chronological order in which those awards were made; provided, that, in no event may the Payments be reduced in a manner that would subject the Participant to additional taxation under Section 409A of the Code.

EXHIBIT A
FORM OF SEPARATION AND RELEASE AGREEMENT

[DATE]

[NAME]
[ADDRESS]

Dear [NAME]:

Your employment with Kenvue Brands LLC (together with any parent, subsidiaries or affiliates, the “Company”), unless terminated earlier by the Company, will end on [TERMINATION DATE] (“Termination Date”). As a result of the conditions of this separation, you are eligible for a separation package under the terms of the Executive Severance Pay Plan of Kenvue and U.S. Affiliated Companies (the “Separation Plan”) to assist you in transition from your employment with the Company.

In connection with the termination of your employment, the Company is offering you the following General Separation Agreement and Release (“Agreement”):

1.	As explained below, if you sign, do not revoke, and comply with this Agreement, you will be eligible to receive severance benefits under the Amended and Restated Executive Severance Pay Plan of Kenvue Inc. and U.S. Affiliated Companies (the “Plan”), subject to the terms and conditions of the Plan. The severance pay and benefits you would be eligible for under the Plan are:

(a)	Separation Pay. You are eligible to receive severance pay equal to [AGGREGATE SEVERANCE PAY], reduced by tax and other legally required withholdings, to be paid over [NUMBER] months. These payments will begin no sooner than eight days after this Agreement is signed, returned and not revoked.

(b)	Bonus Pay. You are eligible to receive the bonus payments, if any, described under Article 5.4 of the Plan at the time(s) specified in Article 5.8 of the Plan.

(c)	Medical/Dental Coverage Continuation. If you are a participant in Kenvue’s medical, dental, or vision plans, the Company will continue subsidizing the cost of your health plan contributions during any period that you receive severance pay, up to a maximum of 52 weeks. The continuing health coverage described in the preceding sentence shall be treated as continuation coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for purposes of determining the maximum period of continuation coverage required under COBRA or other applicable law. Following the period of subsidized coverage, you may be able to continue your medical, dental, or vision coverage at full cost to you (and potentially any administrative fee) for any remaining period in accordance with COBRA and the terms of the applicable plan. Notwithstanding the preceding, any coverage reimbursement or continuation will terminate if you become covered under another employer’s group health plan. Please note that as a result of your age and years of service, you may be eligible for retiree health insurance under one or more plans maintained by Johnson & Johnson. Additional information will be provided to you regarding these plans.

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(d)	Outplacement Services. In accordance with the Plan, you are eligible to receive outplacement assistance. Kenvue’s outplacement services provider will reach out via email and phone to begin services.

(e)	Employer Contributions. Any unvested portion of your balances under any qualified or nonqualified deferred compensation plans will vest as provided for in Article 5.6 of the Plan.

(f)	Equity Awards. Your equity and equity-based awards will be treated as provided for in the Plan and the relevant Equity Award Documentation (as defined in the Plan).

2.	To receive severance benefits, you must be in reasonable, good faith compliance with all of your reasonable obligations to the Company (collectively “Outstanding Obligations”). Your Outstanding Obligations include, but may not be limited to: (a) your obligation to return to the Company all documents (including electronic ones) and all copies thereof and other property (such as computers, cell phones and automobiles) related to your work for the Company, (b) your confidentiality obligations under applicable law and under any confidentiality agreement and any non-solicitation and/or non-competition agreement you have signed, (c) your obligation to repay any outstanding monetary obligation to any the Company and (d) your obligation to consult at reasonable times upon reasonable notice and to cooperate fully with the Company in connection with any business matter, investigation or legal matter as to which you may have relevant information and to do so without further compensation if benefits under the Plan are being paid to you at the time the assistance is provided.

3.	To receive severance benefits, you must meet the following requirements in addition to those described in Paragraph 2 above: (a) you must enter into this Agreement, (b) you must treat the contents of this Agreement and all communications, oral or written, concerning this Agreement as confidential and not disclose them to any third party except your immediate family, your financial advisor, your attorney, and governmental agencies that may require this information, and (c) you must not make any remarks about any Releasee (as defined below) or about the products of the Company that are defamatory or reflect adversely upon them that are knowingly false, are made in reckless disregard of the truth, or are maliciously disparaging.

4.	The following terms apply to the receipt of severance benefits:

(a)	Amounts will be withheld from your severance pay for tax purposes and, as provided for in Paragraph 6 below, certain deductions will be taken from your severance pay if you are continuing to participate in Company health and/or life insurance plans.

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(b)	Deductions may be taken for the amount of any wage replacement benefit you receive from any source to which the Company contributes (e.g., pursuant to law or contract), and for any amount you receive under a non-competition agreement.

(c)	To the extent practicable, your severance pay installments will be paid on your normal payroll dates.

(d)	If you cease to meet the eligibility requirements for receipt of severance pay as set forth above or lose your right to receive severance pay under the terms of the Plan for any reason, you will receive no further severance pay.

5.	For the avoidance of doubt, the exercise period of any stock options (determined as set forth in the Equity Award Documentation, unless more favorable treatment is provided pursuant to another plan, agreement or arrangement) will be measured from the Termination Date, regardless of when this Agreement may become effective.

6.	By entering into this Agreement, you agree that contributions you must make for continued benefit coverage and any amounts you owe the Company (e.g., from monetary advances or credit card charges) may be deducted from your severance pay to the extent permitted by law.

7.	If you enter into this Agreement, the period during which the Company will subsidize the cost of your group health insurance and during which you may continue your Company group life insurance (at your own expense) may be extended for the period during which you are receiving severance pay (for a maximum of one year from your Termination Date). More information about your eligibility for continued group health and life insurance (and other benefits) is available in the attached Benefit Information Sheet, the relevant Summary Plan Descriptions and from the Benefit Service Center at 833-407-2681. [Please note that as a result of your age and years of service, you may be eligible for retiree health insurance under one or more plans maintained by Johnson & Johnson.][3] Additional information will be provided to you regarding these plans.

8.	In consideration for the payments and other benefits you are receiving for entering into this Agreement, you release and give up any and all claims and rights that you may have against the Company, and all of their respective subsidiaries, divisions, affiliated companies and benefit plans, as well as all of their respective past, present and future directors, officers, employees, plan administrators, agents and attorneys (all of whom are referred to collectively in this Agreement as “Releasees”), except for your right to the payments and benefits provided for in this Agreement and/or the Plan, and to any vested benefits (including restricted share units, performance share units, or stock options specifically stated to vest before or in connection with the Termination Date or during retirement) under the Kenvue Savings Plan or any retirement savings, incentive or executive compensation plan in which you participated during your employment, as well as any rights you may have to indemnification by the Company under its charter documents or any applicable D&O insurance policies, subject to the Company’s right to amend or terminate such benefits in its sole discretion (collectively the “Excepted Rights”).

3 Note: To be removed for those not eligible for J&J retiree medical.

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To the maximum extent permitted by law, by signing this Agreement, you release and give up all claims and rights against Releasees of any nature arising under contract, equity, or any federal, state, local or foreign law, including, but not limited to, those not mentioned in this Agreement, those of which you are not aware, and any claims for or rights to attorneys’ fees. You specifically release any and all claims and rights in any way relating to or arising out of your employment with the Company or the termination of that employment, except for the Excepted Rights.

You are specifically releasing any claims of unlawful discrimination, harassment or retaliation against you, and any other claims related to your employment, including, but not limited to, those based on your age, sex, race, color, religion, national origin, citizenship, veteran status, sexual orientation, gender orientation, disability, or any other status protected by applicable law. These include any and all claims you may have under the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. §621 et seq.; the Sarbanes-Oxley Act of 2002, 15 U.S.C. §7241 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; the National Labor Relations Act, the Labor Management Relations Act (i.e., the Taft-Hartley Act), the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514, Sections 748 (h)(i), 922 (h)(i); and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. §26(h), 15 U.S.C. §78u-6(h)(i) and 12 U.S.C. §5567(a); any state or local counterpart to such federal statutes, all as amended; all state laws referenced in the addendum to this Agreement, attached hereto as Annex A; the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq.; the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq.; the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq.; the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act; the New Jersey Earned Sick Leave Law; the New Jersey Wage and Hour Law; the New Jersey Wage Payment Law; and any other applicable federal, state, foreign or local statute, regulation or ordinance prohibiting discrimination, harassment or retaliation. You are also releasing any and all other claims and rights you may have against Releasees, other than the Excepted Rights, including, but not limited to, claims for breach of contract (express or implied), breach of promise, wrongful discharge, unjust dismissal, unfair competition, whistle-blowing, breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing, invasion of privacy, defamation, wrongful denial of benefits, intentional and negligent infliction of emotional distress, intentional and negligent misrepresentation, representations made to induce you to accept employment with the Company, fraud, negligence, and any intentional torts.

You are releasing all claims described above arising through the date you sign this Agreement, including those for any injuries or damages suffered at any time after the date you sign this Agreement by reason of the continued effects of alleged discriminatory acts or other conduct that occurred prior to the date you sign this Agreement.

A-4

You agree that this Agreement provides you with payments and other benefits you otherwise would not be entitled to receive, which constitute consideration for this Release. You agree that you are not entitled to and will not become entitled to anything further from Releasees except for the Excepted Rights, and that you will not seek anything further from Releasees, other than with respect to the Excepted Rights. You acknowledge and confirm that you have not filed or caused or permitted to be filed any pending lawsuit of any type in any forum against any Releasee.

This release does not apply to rights that may arise after the date you sign this Agreement, or to any claims that cannot be waived by private agreement under applicable law. This Agreement does not waive any rights you may have to file an administrative charge or cooperating with participating in any proceeding before, or investigation by the Equal Employment Opportunity Commission or National Labor Relations Board, but it does waive any rights you may have to any monetary award, recovery or settlement in connection with such a charge, proceeding or investigation, without regard to who brought or filed such charge.

Furthermore, nothing in this Agreement, or any agreement signed by you during the course of your employment with the Company whether expressly stated or not, prohibits you from reporting possible violations of law or regulation to any other governmental agency or entity, or self-regulatory authority, including but not limited to the Department of Justice, the Securities and Exchange Commission (“SEC”), the Congress, and/or any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, or from recovering a monetary award, recovery, or settlement from the SEC pursuant to the Dodd Frank Act, 15 U.S.C. §78u-6, or from any other Regulator pursuant to any other similar provision of law, in connection with such reporting or disclosure. No prior authorization of the Company nor notification to the Company is needed for you to make any such reports or disclosures. However, this Agreement does waive any right that you have to any monetary award, recovery or settlement from the Company in connection with any such reporting or disclosure.

You acknowledge and agree that your release of claims prevents you from recovering any wages, damages or penalties in any class action, representative action or collective action that any individual might file against the Company for matters arising prior to the execution of this Agreement, and prevent you from initiating any such action yourself against the Company for matters arising prior to the execution of this Agreement. You further acknowledge, covenant and agree that you will not initiate any action against the Company in any court asserting claims pertaining in any manner to the claims released in this Agreement.

9.	You acknowledge that you have carefully read and fully understand the terms and effects of this Agreement. You further acknowledge that you are entering this Agreement knowingly, willingly and voluntarily. You are strongly encouraged to consult an attorney regarding this Agreement.

10.	You are entitled to at least 21[4] days from the date you receive this Agreement to consider and sign it (the “Consideration Period”). While you have at least 21 days to consider and signing this Agreement, you may not sign the Agreement before your Termination Date. If you sign this Agreement, you will have a period of seven (7) days (fifteen (15) days if you are a Minnesota resident) after you sign (the “Revocation Period”) within which to revoke it. If you do not revoke it, the Agreement will become effective at the end of the Revocation Period. Any revocation of this Agreement must be in writing and delivered to Paola Camara, Head of People North America “c/o Julio Segura via e-mail to the Global Exit Management Mailbox (RA-JX2-GlobalExitMan@kenvue.com) within the Revocation Period. The e-mail must be received by the NA HR Business Solutions Mailbox within the Revocation Period.

4 Note: To be updated where necessary to receive a valid release.

A-5

11.	This Agreement and any confidentiality, non-solicitation and/or non-competition agreement you have signed (“Restrictive Covenant Agreement”), which are incorporated into this Agreement by reference, represent the entire agreement between you and the Company concerning your rights relating to the Company upon your separation, except that: (i) all employee benefits referred to in this Agreement shall be subject to the terms and conditions of the applicable employee benefit plans, and (ii) all equity awards shall be subject to the terms and conditions of the Equity Award Documentation and the Plan (except as explicitly noted in Paragraph 5 above). Notwithstanding the foregoing, the Company does not enforce post-employment restrictions on customer/client solicitation or services performed for a competitor contained within Company secrecy, non-competition and non-solicitation agreements against former California employees who engage in such activity in California, unless the activity involves the use or disclosure of confidential information, or other unlawful conduct. Confidential information does not include information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful workplace conduct and nothing in this Agreement prevents you from discussing or disclosing such information in accordance with applicable law. Nothing in this Agreement, or any Restrictive Covenant Agreement, is intended to restrict your rights under the National Labor Relations Act, including, but not limited to, those specifically outlined in Paragraph 8 above. Additionally, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Further, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, provided you file any document containing the trade secret under seal and do not disclose the trade secret other than pursuant to court order.

12.	This Agreement may be modified only in a writing signed by both parties. You agree that any promises or representations concerning your rights relating to the Company upon your departure, either oral or written, that are not contained in this Agreement or the other documents referenced in this paragraph are not valid or binding upon the Company, except insofar as you may have continuing rights under certain company employee benefit plans based on plan rules.

A-6

13.	This Agreement will be binding on you and anyone who succeeds to your rights and responsibilities, such as your heirs or the executor of your estate. This Agreement is made not only for the benefit of Releasees, including the individuals and entities collectively described herein, but also for all who succeed to their rights and responsibilities, such as the successors and assigns of the named corporate entities and the heirs and executors of the estates of the individuals collectively referred to herein as Releasees.

14.	If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid or unenforceable, the remaining provisions, or the application of such provisions to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected. However, if the Release contained in this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, you agree, promptly upon the request of the Company, to execute a new release that is valid and enforceable. In the absence of a valid, enforceable release, this Agreement shall be null and void.

To accept the terms of this Agreement, you should sign it below (electronically) and return it to me. The original may be retained by you.

Very truly yours,

[SIGNATURE]

I acknowledge that I have read and understand and agree to all the terms of this Agreement and further acknowledge that I have had the opportunity to review it with an attorney.

By:
[EMPLOYEE NAME]

Dated:

A-7

Annex A

ALABAMA

Any claim under the Alabama Age Discrimination in Employment Act (Ala Code. 25-1-20 et seq.); Alabama Workers’ Compensation Retaliation or Constructive Discharge (Ala. Code §§ 25-5-11,11.1); Alabama Drug-Free Workplace Law (Ala. Code §§ 25-5-330 et seq.); Alabama Law on Preservation of Rights and Benefits During Military Service (Ala. Code §§ 31-21-1 et seq.); all as amended.

ALASKA

Any claim under the Alaska Human Rights Act (Alaska Stat. Ann. §§ 18.80.010 et seq.); Alaska Wage and Hour Act (Alaska Stat. Ann. §§ 23.10.050 to 23.10.150); Alaska Wage Payment Laws (Alaska Stat. Ann. §§ 23.05.140 to 23.05.280, 23.10.040 to 23.10.047); Alaska Whistleblower Protection law (Alaska Stat. Ann. § 18.60.089); On-Site Drug Testing (Alaska Stat. Ann. §§ 23.10.600 et seq.); Alaska Military Leave Protection Law (Alaska Stat. Ann. § 26.05.075); all as amended.

ARIZONA

Any claim under the Arizona Wage Act (A.R.S. §§23-350 to 23-362); the Arizona Civil Rights Act (A.R.S. §§41-1402 to 41-1405); the Arizona Employment Protection Act (A.R.S. §§ 23-1501 to 23-1502); Arizona Equal Pay (A.R.S. §§ 23-341, et seq.); Arizona Occupational Health and Safety Act (A.R.S. §§23-401 to 23-433); Arizona Right to Work (A.R.S. §§ 23-1301 to 23-1307); Arizona Drug Testing of Employees Act (A.R.S. 23-493 to 23-493.12); Arizona Medical Marijuana Act (A.R.S. §§ 36-2801 to 36-2819); Arizona Whistleblower Protection Act (Ariz. Rev. Stat. Ann. §§ 38-531 et seq.); Arizona Whistleblower Laws (Ariz. Rev. Stat. Ann. §§ 23-418, 23-425); Arizona AIDS Testing & Confidentiality Laws (Ariz. Rev. Stat. Ann. § 36-661 et seq.); Arizona Genetic Testing Laws (Ariz. Rev. Stat. Ann. §§ 12-2801 et seq.; 20-448.02); Arizona Payment of Wages Laws (Ariz. Rev. Stat. Ann. § 23-350 et seq.); Arizona Drug Testing Law (Ariz. Rev. Stat. Ann. § 23-493 et seq.); Arizona Law for the Protection of the Political Activities of Employees (Ariz. Rev. Stat. Ann. § 16-1012); Arizona Minimum Wage Law (Ariz. Rev. Stat. Ann. § 23-363); Arizona Occupational Safety & Health Act (Ariz. Rev. Stat. Ann. § 23-403); Arizona Hours of Labor Laws (Ariz. Rev. Stat. Ann. § 23-281 et seq.); all as amended.

ARKANSAS

Any claim under the Arkansas Civil Rights Act (Ark. Code. Ann. §§ 16-123-102(1) and 16-123-107); Arkansas Minimum Wage Act of the State of Arkansas (Ark. Code Ann. §§ 11-4-291 to 11-4-220); Arkansas Uniform Contribution Among Tortfeasors Act (Ark. Code Ann. §§ 16-61-201 to 16-61-212); Arkansas Genetic Information in the Workplace Act (Ark. Code. Ann. § 11-5-401 et seq.); Arkansas Equal Pay Law (Ark. Code Ann. § 11-4-601 et seq.); Arkansas Wage Payment Laws (Ark. Code Ann. § 11-4-401 et seq.); Arkansas References to Prospective Employers Act (Ark. Code Ann. § 11-3-204); Arkansas Military Leave Law (Ark. Code Ann. § 12-62-413); Arkansas Military Service Discrimination Law (Ark. Code Ann. § 12-62-807); Arkansas Overtime Pay Laws (Ark. Code Ann. §§ 11-4-203, 11-4-218 and 11-4-220); Arkansas Pregnancy & Maternity Discrimination Laws (Ark. Code Ann. §§ 16-123-103 et seq.); all as amended.

CALIFORNIA

Any claim under the California Fair Employment and Housing Act (including, without limitation, the California Family Rights Act, the Unruh Civil Rights Act, California Ban the Box Law, and the California Pregnancy Disability Leave Law); the laws established by the California Department of Labor Standards Enforcement (including, without limitation, the California Labor Code); the California Equal Pay Act; the California Civil Code; the California Constitution; the California Occupational Health and Safety Acts; the California Labor Code (including, without limitation, 970 of that Code); the California Government Code; the California Business & Professions Code; California Access to Personnel Files Law; California Arrest History Law; California Military Leave Law; and any Wage Order promulgated by the California Industrial Welfare Commission; all as amended.

I acknowledge that there is a risk that subsequent to the execution of this release, I will incur or suffer damage, loss or injury to persons or property that is in some way caused by or connected with my employment or the separation therefrom, but that is unknown or unanticipated at the time of the execution of this release. I do hereby specifically assume such risk and agrees that this release and the releases contained herein shall and do apply to all unknown or unanticipated results of any and all matters caused by or connected with my employment or the separation therefrom, as well as those currently known or anticipated. Accordingly, I acknowledge that I have read the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH DEBTOR OR RELEASED PARTY.”

and that I expressly waive, relinquish and forfeit all rights and benefits accorded by the provisions of California Civil Code Section 1542, and furthermore waive any rights that I might have to invoke said provisions now or in the future with respect to any claims released in this Release.

I acknowledge and confirm that I have been provided with a copy of the Notice to Employee as to Change in Relationship form, pursuant to California Code of Regulations, title 22, § 1089-1, California Department of Health Services’ Notice to Terminating Employees, pursuant to California Labor Code § 2807, and a copy of the Employment Development Department’s pamphlets entitled, “For Your Benefit: California’s Programs for the Unemployed” and “For Your Benefit When You Need It; How To File An Unemployment Insurance Claim.”

COLORADO

Any claim under the Colorado Anti-Discrimination Act (C.R.S. §§ 24-34-301 to 24-34-406); Colorado Minimum Wage Order (7 C.C.R. §§1103-1:1 to 1103-1:22); Colorado Overtime Pay Law (C.R.S. § 8-6-111(4)); Colorado Workplace Accommodations for Nursing Mothers Act (C.R.S. §§ 8-13.5-101 et seq.); Colorado Civil Union Act (C.R.S. §§ 14-15-101 et seq.); The Family Care Act (C.R.S. §§ 8-13.3-201 et seq.); Colorado Job History Law (C.R.S. § 8-2-114); Colorado Labor Relations Act (C.R.S. §§8-2-101 to 8-2-205); Colorado Labor Peace Act (C.R.S. §§ 8-3-101 to 8-3-123); Colorado Military Leave Law (C.R.S. §§ 28-3-601 et seq.); Colorado Military Service Discrimination Law (C.R.S. §§ 28-1-103, 28-3-506); Colorado Equal Pay Law (Colo. Rev. Stat. § 8-5-102); Colorado Whistleblower Protection Act (Colo. Rev. Stat. § 24-114-101 et seq.); all as amended.

CONNECTICUT

Any claim under the Connecticut Fair Employment Practices Act (Conn. Gen. Stat. § 46a-51, et seq.); Connecticut Equal Pay Law (Conn. Gen. Stat. § 31-75); the Connecticut Whistleblower Law (Conn. Gen. Stat. § 31-51m); the Connecticut Family and Medical Leave Laws (Conn. Gen. Stat. § 31-51kk to 51qq); the Connecticut Minimum Wage and Overtime Laws (Conn. Gen. Stat. § 31-58 et seq.); the Connecticut Hours of Labor Laws (Conn. Gen. Stat. § 31-12, et seq.); the Connecticut Wage Payment Laws (Conn. Gen. Stat. § 31-70, et seq.); the Connecticut Drug Testing Laws (Conn. Gen. Stat. §§ 31-51t to z); the Connecticut Paid Sick Leave Law (Conn. Gen. Stat. § 31-57r to 57w); the Connecticut Workers’ Compensation Retaliation Law (Conn. Gen. Stat. Ann. § 31-290a); the Connecticut Reproductive Hazards Law (Conn. Gen Stat. § 31-40g); the Connecticut Smoking Outside the Workplace Law (Conn. Gen. Stat. § 31-40s); the Connecticut Breast-Feeding Rights Law (Conn. Gen. Stat. § 31-40w); the Connecticut Employment Privacy Law (Conn. Gen. Stat. § 31-48b, 31-48d); all as amended.

DELAWARE

Any claim under the Delaware Discrimination in Employment Act (Del. Code Ann. tit 19 § 710 et seq); Delaware Persons with Disabilities Employment Protections Act (Del. Code Ann. tit. 19 § 720 et seq); Delaware Whistleblowers’ Protection Act (Del. Code An. tit. 19 §§ 1701 et seq.); Delaware Equal Pay Law (Del. Code Ann. tit. 19, § 1101 et seq.); Delaware Fair Employment Practices Act (Del. Code Ann. tit. 19, § 701 et seq.); Delaware Minimum Wage Act (Del. Code Ann. tit. 19, §§ 901 et seq.); Delaware Wage Payment and Collection Act (Del. Code Ann. tit 19, §§ 1101 et seq.); Delaware Access to Personnel File Law (Del. Code Ann. tit. 19 §§ 730 et seq.); Delaware Job Reference Liability Law (Del. Code Ann. tit. 19 § 709); Delaware Military Leave of Absence Law (Del. Code Ann. tit. 20 § 905); all as amended.

DISTRICT OF COLUMBIA

Any claim under the District of Columbia Human Rights Act of 1977, District of Columbia Family and Medical Leave Act, District of Columbia Accrued Sick and Safe Leave Act, District of Columbia Safety and Health Act of 1988, District of Columbia Parental Leave Act, Protecting Pregnant Workers Fairness Act of 2014, the Wage Payment and Wage Collection Law, Minimum Wage Revision Act, as amended, or the, Fair Criminal Record Screening Act, the District of Columbia Equal Pay Law, the District of Columbia Workers’ Compensation Retaliation Law, the District of Columbia Whistleblower Reinforcement Act, all as amended.

FLORIDA

Any claim under Florida Civil Rights Act (Fla. Stat. § 760.01 et seq.); Florida Equal Pay Law (Fla. Stat. § 448.07); Florida Wage Discrimination Law (Fla. Stat. § 725.07); Florida AIDS Act (Fla. Stat. § 760.50); Omnibus AIDS Act (Fla. Stat. § 381.004); Florida Law Sickle-Cell Trait Discrimination Law (Fla. Stat. §§ 448.075, 448.076); Florida Right to Work Law (Fla. Stat. §§ 447.01 et seq.); Florida Private Whistleblower Protection Law (Fla. Stat. § 448.101 et seq.); Florida Public Whistle-Blower’s Act (Fla. Stat. § 112.3187 et seq.); Florida Workers’ Compensation Retaliation Law (Fla. Stat. § 440.205); Florida Unpaid Wages Law (Fla. Stat. § 448.08); Florida Minimum Wage Act (Fla. Stat. §§ 448.109, 448.110); Florida Wage Payment laws (Fla. Stat. Ann. §§ 222.15, 532.01 et seq.); Article X Section 24 of the Florida Constitution; Florida Leave to Victims of Domestic Violence Act (Fla. Stat. § 741.313); Military Leave Non-Discrimination Law (Fla. Stat. §§ 250.482, 250.82); Florida Fair Housing Act (Fla. Stat. §§ 760.20 et seq.) and waivable rights under the Florida Constitution; all as amended.

GEORGIA

Any claim under the Georgia Fair Employment Practices Act (Ga. Code Ann. § 45-19-20 et seq.); The Georgia Equal Employment for Persons with Disabilities Code (Ga. Code Ann. § 34-6A-1 et seq); the Georgia Age Discrimination Act (Ga. Code Ann. § 34-1-2); the Georgia Equal Pay Act (Ga. Code Ann. § 34-5-3 et seq.); the Georgia Commerce and Trade Laws (O.G.C.A. Title 10); the Georgia Minimum Wage Law; the Georgia Wage Payment Law and all other provisions of the Georgia Labor and Industrial Relations Laws (O.G.C.A. Title 34) ; all as amended.

HAWAII

Any claim under the Hawaii Constitution and its amendments ; Haw. Rev. Stat. § 368-1 et seq. (Civil Rights); Haw. Rev. Stat. § 378-1 et seq. (Discriminatory Practices); Haw. Rev. Stat. § 398-1 et seq. (The Hawaii Family Leave Law); Haw. Rev. Stat. § 378-61 et seq. (The Hawaii Whistleblowers’ Protection Act); Haw. Rev. Stat. § 396-1 et seq. (The Hawaii Occupational Safety and Health Law); Haw. Rev. Stat. § 394B-1 et seq. (Dislocated Workers); Haw. Rev. Stat. § 378-26 et seq. (The Hawaii Lie Detector Tests Law); all as amended.

IDAHO

Any claim under Idaho Code Ann. § 67-5901 et seq. (The Idaho Human Rights Act); Idaho Code Ann. § 44-1501 et seq. (The Idaho Minimum Wage Law); Idaho Code Ann. § 44-1701 et seq. (Equal Pay); Idaho Code Ann. § 45-601 et seq. (Claims for Wages); all as amended.

ILLINOIS

Any claim under the Illinois Human Rights Act, Illinois Right to Privacy in the Workplace Act, Illinois Victims’ Economic Security and Safety Act; Illinois Equal Pay Act; Illinois Whistleblower Act; Chicago Human Rights Ordinance; or the Cook Country Human Rights Ordinance; all as amended.

INDIANA

Any claim under Ind. Code Ann. § 22-9-1-1 et seq. (Indiana Civil Rights Law); the Minimum Wage Law of 1965; Ind. Code §§ 22-2-4-1 et seq. and 22-2-5-1 et seq. (The Indiana Wage Payment and Wage Claims Act); Ind. Code Ann. § 22-2-13-1 et seq. (Indiana Military Family Leave Act); Ind. Code Ann. §§ 22-5-3-1 et seq. (Blacklisting); Ind. Code Ann. § 22-5-4-1 et seq. (Off Duty Conduct); Ind. Code Ann. § 22-9-2-1 et seq. (Age Discrimination); all as amended.

IOWA

Any claim under Iowa Code § 216.1 et seq. (The Iowa Civil Rights Act of 1965); Iowa Code § 91A.1 et seq. (Iowa Wage Payment Collection Law); Iowa Code § 729.6 (Genetic Testing); all as amended.

KANSAS

Any claim under Kan. Stat. Ann. § 44-1001 et seq. (Kansas Act Against Discrimination); Kan. Stat. Ann. § 44-1201 et seq. (Kansas Minimum Wage and Maximum Hours Law); (Kan. Stat. Ann. § 44-1111 et seq. (Kansas Age Discrimination in Employment Act); Kan. Stat. Ann. § 44-1125 et seq. (Kansas Discrimination Against Military Personnel Act); Kan. Stat. Ann. § 44-1131 et seq. (Kansas Discrimination Against Victims of Domestic Violence or Sexual Assault Act); all as amended.

KENTUCKY

Any claim under Ky. Rev. Stat. Ann. § 344.010 et seq.(Kentucky Civil Rights Act); Ky. Rev. Stat. Ann. § 337.420 et seq. (Equal Pay); Ky. Rev. Stat. Ann. § 337.010 et seq. (Wage and Hours Act); Ky. Rev. Stat. Ann. § 342.197 (Workers’ Compensation Retaliation); Ky. Rev. Stat. Ann. § 207.130 et seq. ((Equal Opportunities Act); Ky. Rev. Stat. Ann. § 446.070 (Damages); Ky. Rev. Stat. Ann. § 338.011 et seq. (Occupational Safety and Health Act); all as amended.

LOUISIANA

Any claim under the Louisiana Employment Discrimination Law; Louisiana Worker’s Compensation Act; the Louisiana Wage Payment Act; Article 2315 of the Louisiana Civil Code; all as amended.

MAINE

Any claim under the Maine Human Rights Act; the Maine Whistleblower Protection Act; the Maine Workers’ Compensation Act of 1992; Me. Rev. Stat. Ann. Tit. 26, §§ 601 et seq. (Hours of Employment); Me. Rev. Stat. Ann. Tit. 26 §§ 621 et seq. (Wage Payment); all as amended.

MARYLAND

Any claim under the Maryland Fair Employment Practices Act; Reasonable Accommodations for Disabilities Due to Pregnancy Law; anti-retaliation provisions of the Maryland workers’ compensation laws; the anti-discrimination ordinances of Baltimore County (Baltimore Cty., Md., Code §§ 29-1-101, et seq.), Baltimore City (Baltimore City, Md., Code art. 4, §§ 3-1, et seq.), Prince George’s County (Prince George’s Cty., Md., Code, Subtitle 2, Sections 2-185, et seq.), Howard County (Howard Cty., Md., Code §§ 12.208, et seq.), and Montgomery County (Montgomery Cty., Md., Code §§ 27-11, et seq.); any claim under Md. Code Ann., Lab. & Empl. tit. 3 (Equal Pay; Wages and Hours), including but not limited to Maryland Parental Leave Law, Maryland Equal Pay Act, Maryland Wage and Hour Law, Maryland Wage Payment and Collection Law; all as amended.

I represent and warrant that I have been paid all wages to which I would be entitled under the Maryland Wage and Hour Law and the Maryland Wage Payment and Collection Act and that I have received payment for all paid time off to which I am entitled by law and by Sanofi US’s policies.

MASSACHUSETTS

Any claim under the Massachusetts Fair Employment Practices Law, Mass. Gen. Laws ch. 151B, § 1 et seq; any claim under the Massachusetts Minimum Fair Wage Law; any claim under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149 §§ 24A (age discrimination), 105A (equal pay), 148-150 (timely payment of wages), 185 (whistleblower protection); Mass. Gen. Laws ch. 152, § 75B (Workers’ Compensation); Mass. Gen. Laws ch. 151B, § 3A; Mass. Gen. Laws ch. 214, § 1C; all as amended.

MICHIGAN

Any claim under the Michigan Constitution; the Elliot-Larsen Civil Rights Act; the Persons with Disabilities Civil Rights Act; the Whistleblowers’ Protection Act; the Michigan Occupational Safety & Health Act; the Payment of Wages and Fringe Benefits Act; the Sales Representatives Commission Act; the Social Security Number Privacy Act; the Bullard-Plawecki Employee Right to Know Act; Mich. Comp. Laws § 418.301(Workers’ Compensation); the Internet Privacy Protection Act; all as amended.

MINNESOTA

Any claim under the Minnesota Human Rights Act; the Minnesota Equal Pay for Equal Work Law; Occupational Safety & Health Act of 1973; Minn. Stat. §§ 181.01-15 (Wage Payment); Minn. Stat. § 181.931 et seq. (Whistleblower Protection); Minn. Stat. § 181.81 (Age Discrimination); Minn. Stat. § 176.82 (Retaliatory Discharge); Minn. Stat. §§ 181.940 to 181.944 (Family Leave); Minn. Stat. §§ 181.961 to 181.966 (Personnel Record Access); Minnesota Fair Labor Standards Act; all as amended.

MISSISSIPPI

Any claim under Miss. Code Ann. § 71-1-35 et seq. (Wage Payment), as amended.

MISSOURI

Any claim under the Missouri Human Rights Act; the Missouri Equal Pay for Women Act; the Missouri Wage Payment Law; the Missouri Minimum Wage Law; the Missouri Service Letter statute; Mo. Rev. Stat. § 209.162 (Disability Discrimination); the retaliation provisions of the Workers’ Compensation Law; all as amended.

MONTANA

Any claim under the Montana Human Rights Act; the Montana Wrongful Discharge from Employment Act; the Montana Occupational Safety and Health Act; the Montana Wage Payment Act; the Montana Minimum Wage and Overtime Compensation Act; the Montana Blacklisting Statutes; Employment Relationship laws, Mont. Code Ann. § 39-2; all as amended.

NEBRASKA

Any claim under the Nebraska Fair Employment Practice Act; the Nebraska Wage and Hour Act; the Nebraska Age Discrimination in Employment Act; Nebraska Voting law; Nebraska Jury Duty law; (vi) the Omaha Anti-Discrimination Ordinance; the Lincoln Anti-Discrimination Ordinance; all as amended.

NEVADA

Any claim under the Nevada Fair Employment Practices Act; the Nevada Occupational Safety & Health Act; (Nev. Rev. Stat. § 608.005 et seq. (Equal Pay, Minimum Wage, Wage Payment law); Nev. Rev. Stat. § 6.190 (Jury Duty Protection law); Nev. Rev. Stat. §613.010 et seq. (Laws Governing Employment Practices); all as amended.

NEW HAMPSHIRE

Any claim under the New Hampshire Law Against Discrimination; the New Hampshire Whistleblowers’ Protection Act; the New Hampshire Minimum Wage Law; the Protective Legislation Law; New Hampshire Unemployment Compensation Law; New Hampshire’s Uniform Trade Secrets Act; New Hampshire Safety and Health of Employees Law; all as amended.

NEW JERSEY

Any claim under the New Jersey Law Against Discrimination; the New Jersey Family Leave Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Wage Payment Law; the New Jersey Civil Rights Act;  the New Jersey Wage and Hour Law; the New Jersey Equal Pay Act; the New Jersey Smoker’s Rights Act; the New Jersey Lie Detector Test Law; the New Jersey Jury Duty Employee Protection Law; the New Jersey Worker Freedom From Intimidation Act; the New Jersey Fair Credit Reporting Act; the retaliation provisions of the New Jersey Workers’ Compensation Law; the New Jersey Security and Financial Empowerment Act; the Millville Dallas Airmotive Plant Job Loss Notification Act; the New Jersey Military Leave Law; the New Jersey Employment Protection for Volunteer Emergency Responder Law; the New Jersey Social Media Privacy law; the New Jersey Opportunity to Compete Act; the New Jersey Earned Sick Leave Law; the New Jersey Civil Union Act; any claims for violation of the New Jersey State Constitution; all as amended.

NEW MEXICO

Any claim under the New Mexico Human Rights Act; the Occupational Health and Safety Act; the retaliation provisions of N.M. Stat. § 52-1-28.2 (Worker’s Compensation Retaliation); N.M. Stat. § 50-4-1 et seq. (Wage Payment, Minimum Wage, Work Hours); Employee Privacy Act; all as amended.

NEW YORK

Any claim under the New York State Human Rights Law; the New York City Administrative Code; the New York City Human Rights Law; the New York City Earned Sick Time Act; the New York Labor Law; the New York Minimum Wage Act; the statutory provisions regarding retaliation/discrimination under the New York Worker’s Compensation Law; the New York City Earned Sick Time Act; the New York City Human Rights Law; New York Nondiscrimination Against Genetic Disorders Law, New York Paid Family Leave Act, the New York Civil Rights Act; all as amended.

NORTH CAROLINA

Any claim under the North Carolina Equal Employment Practices Act; the Retaliatory Employment Discrimination Act; the North Carolina Persons with Disabilities Act; all as amended.

NORTH DAKOTA

Any claim under the North Dakota Human Rights Act; the North Dakota Equal Pay Act; the whistleblower protections of N.D. Cent. Code § 34-01-20; minimum wage and hour law pursuant to N.D. Cent. Code § 34-06-01 et seq.; all as amended.

This release further includes the following: Release of Rights under North Dakota Century Code § 9-13-02. I acknowledge and agrees that I expressly, knowingly and voluntarily waive and relinquish any and all rights and benefits that I may otherwise have under or by reason of North Dakota Century Code § 9-13-02, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

OHIO

Any claim under the Ohio Civil Rights Act; the Ohio Whistleblowers’ Protection Statute; the Workers’ Compensation Anti-retaliation Statute; the Ohio Minimum Fair Wage Standards Act; Ohio’s Miscellaneous Labor Provisions statute; all as amended.

OKLAHOMA

Any claim under The Oklahoma Anti-Discrimination Act, Okla. Stat. tit. 25 §§ 1001 to 1605; the Oklahoma Equal Pay law, Okla. Stat. tit. 40 § 198.1; the Oklahoma Whistleblower Act, Okla. Stat. tit. 74 § 840-2.5; the Standards for Workplace Drug and Alcohol Testing Act, Okla. Stat. tit. 40 §§ 551 to 563; the Oklahoma Minimum Wage Act, Okla. Stat. tit. 40 §§ 197.1 to 197.7; discrimination or retaliation in violation of the Oklahoma Administrative Workers’ Compensation Act, Okla. Stat. tit. 85A § 7; all as amended.

OREGON

Any claim under the Oregon Fair Employment Practices Act, Or. Rev. Stat. §§ 659A.001 et seq., 659A.029 et seq., 659A.082 et seq., 659A.086 et seq., 659A.103 et seq., 659A.300 et seq.; Oregon Equal Pay Law, Or. Rev. Stat. § 652.210 et seq.; Oregon Family and Medical Leave Act, Or. Rev. Stat. § 659A.150 et seq.; Oregon Whistleblower Protection Act, Or. Rev. Stat. § 659A.199 et seq.; Oregon Discrimination Against Worker Applying for Workers’ Compensation Benefits, Or. Rev. Stat. § 659A.040 et seq.; Oregon Military Family Leave Act, Or. Rev. Stat § 659A.090 et seq.; Oregon Court Leave Law, Or. Rev. Stat. § 659A.190 et seq.; Oregon’s Initiating or Aiding Administrative, Criminal, or Civil Proceeding Law, Or. Rev. Stat. § 659A.230 et seq.; Oregon Genetic Testing Law, Or. Rev. Stat. § 659A.303; Oregon Smokers’ Rights Law, Or. Rev. Stat. § 659A.315; Oregon Bone Marrow Donor Leave Law, Or. Rev. Stat. § 659A.312; Oregon Hours of Labor Laws, Or. Rev. Stat. § 652.010 et seq.; Oregon Payment of Wages Laws, Or. Rev. Stat. § 652.110 et seq.; Oregon Safe Employment Act, Or. Rev. Stat. § 654.001 et seq.; Or. Rev. Stat. § 659A.030 et seq.; Oregon Family Leave Act, Or. Rev. Stat. § 659A.150 et seq.; Or. Rev. Stat. § 652 et seq.; all as amended.

PENNSYLVANIA

Any claim under the Pennsylvania Human Relations Act, 43 Pa. Stat. Ann. §§ 951 to 963; the Pennsylvania Whistleblower Law, 43 Pa. Stat. Ann. §§ 1421 to 1428; all as amended.

RHODE ISLAND

Any claim under the Rhode Island Fair Employment Practices Act, R.I. Gen. Laws §§ 28-5-1 to 28-5-42; the Rhode Island Equal Pay Act, R.I. Gen. Laws §§ 28-6-17 to 28-6-21; the Rhode Island Civil Rights of People with Disabilities Law, R.I. Gen. Laws §§ 42-87-1 to 42-87-5; the Rhode Island Whistleblower Protection Act, R.I. Gen. Laws §§ 28-50-1 to 28-50-9; the Rhode Island Civil Rights Act, R.I. Gen. Laws §§ 42-112-1 to 42-112-2; the Rhode Island AIDS Law, (R.I. Gen. Laws § 23-6.3-11; the Rhode Island Domestic Abuse Bias in Employment Law, R.I. Gen. Laws § 12-28-10; the Rhode Island Employee Social Media Privacy Act, R.I. Gen. Laws §§ 28-56-1 to 28-56-6; The Rhode Island Healthy and Safe Families and Workplaces Act, R.I. Gen. Laws §§ 28-57-1 to 28-57-15; the Rhode Island Discrimination Based on Genetic Testing Law, R.I. Gen. Laws §§ 28-6.7-1 to 28-6.7-5 and the Rhode Island Military Family Relief Act, R.I. Gen. Laws §§ 30-33-1 to 30-33-6; all as amended.

SOUTH CAROLINA

Any claim under the South Carolina Code, including the South Carolina Human Affairs Law (S.C. Code Ann. §§ 1-13-10 et seq.); the South Carolina Whistleblower Act, S.C. Code Ann. §§ 8-27-10 et seq.; retaliation against employees for instituting or participating in workers’ compensation claims, S.C. Code Ann. § 41-1-80 et seq.; S.C. Code Ann. §§ 41-10-10 et seq.; termination of an employee because a creditor garnished his wages, S.C. Code Ann. §§ 37-5-106 et seq.; unlawful discrimination against union members, S.C. Code Ann. §§ 41-1-20 et seq.; unlawful termination of an employee replaced by an unauthorized alien, S.C. Code Ann. §§ 41-1-30 et seq.; wrongful demotion or termination of an employee for complying with a subpoena or serving on a jury, S.C. Code Ann. §§ 41-1-70 et seq.; adverse personnel action against employees for using tobacco products outside the workplace, S.C. Code Ann. §§ 41-1-85 et seq. and discrimination against employees who conscientiously oppose working on Sundays, S.C. Code Ann. §§ 53-1-110; all as amended.

SOUTH DAKOTA

Any claim under the South Dakota Human Rights Act and Sections § 60-12-15 (relating to equal pay) and§§ 60-11-1 et seq. (relating to wages, hours, and conditions of employment) of the South Dakota Codified Laws; all as amended.

This release further includes the following: Release of Rights under South Dakota Codified Law § 20-7-11. I acknowledge and agrees that I expressly, knowingly and voluntarily waive and relinquish any and all rights and benefits that I may otherwise have under or by reason of South Dakota Codified Law § 20-7-11, which provides as follows: “20-7-11. Unknown claims not released by general release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

TENNESSEE

Any claim under the Tennessee Human Rights Act, Tenn. Code Ann. §§ 4-21-101 to 4-21-1004; the Tennessee Disability Act, Tenn. Code Ann. § 8-50-103; Equal Pay, Tenn. Code Ann. §§ 50-2-201et seq.; Whistleblower Protection, Tenn. Code Ann. § 50-1-304; all as amended.

TEXAS

Any claim under the Texas Labor Code, including the Texas Human Rights Act, Tex. Lab. Code Ann. §§ 21.051, 21.055, 21.101; Texas Equal Work, Equal Pay Law, Tex. Gov’t Code Ann. § 659.001; Texas Whistleblower Protection Law, Tex. Gov’t Code Ann. § 554.002; Texas Worker’s Compensation Retaliation Law, Tex. Lab. Code Ann. § 451.001; Texas Blacklisting Law, Tex. Lab. Code Ann. § 52.031; Texas Payment of Wages Law, Tex. Lab. Code Ann. § 61.011 et seq.; Texas Minimum Wage Law, Tex. Lab. Code Ann. § 62.051 et seq.; Texas AIDS Testing Law, Tex. Health & Safety Code Ann. § 81.101 et seq.; all as amended.

UTAH

Any claim under the Utah Antidiscrimination Act, Utah Code §§ 34A-5-101 to 34A-5-112; the Utah Employment Relations and Collective Bargaining Act, Utah Code §§ 34-20-1 to 34-20-13; the Utah Payment of Wages Act, Utah Code §§ 34-28-1 to 34-28-19; the Utah Right to Work Act, Utah Code §§ 34-34-1 to 34-34-17; the Utah Drug and Alcohol Testing Act, Utah Code §§ 34-38-1 to 34-38-15; Utah Local Governmental Entity/Drug-Free Workplace Policies Act, Utah Code §§ 34-41-101 to 34-41-107; the Utah Minimum Wage Act, Utah Code §§ 34-40-101 to 34-40-205; the Utah Protection of Activities in Private Vehicles Act, Utah Code §§ 34-45-101 to 34-45-107; the Utah Employment Selection Procedures Act, Utah Code §§ 34-46-101 to 34-46-302; and the Utah Occupational Safety and Health Act, Utah Code §§ 34A-6-101 to 34A-6-307; all as amended.

VERMONT

Any claim under the Vermont Fair Employment Practices Act, the Vermont Parental and Family Leave Act, wage payment laws under Title 21, Section 341 et seq. of the Vermont Statutes Annotated, and whistleblowing laws under Title 3, Section 971 et seq. and Title 21, Section 231 of the Vermont Statutes Annotated; genetic testing laws under Title 18, Section 9331 et seq.; all as amended.

VIRGINIA

Any claim under the Virginia Human Rights Act; the Virginia Equal Pay Act; the Virginians with Disabilities Act; the Virginia Genetic Testing Law; the Virginia Occupational Safety and Health Act; the Virginia Minimum Wage Act; the Virginia Payment of Wage Law; the Virginia Prevention of Employment Law; Virginia Workers’ Compensation Retaliation Law; the Virginia Right to Work Law; all as amended.

WASHINGTON

Any claim under the Washington Law Against Discrimination (Wash. Rev. Code §§ 49.60.010 to 49.60.505); the Washington Equal Pay Law; the Washington Family Leave Act (Wash. Rev. Code §§ 49.78.010 to 49.78.904); the Washington Minimum Wage Act (Wash. Rev. Code. §§ 49.46.005 to 49.46.920); the Washington Industrial Welfare Act (Wash. Rev. Code §§ 49.12.005 to 49.12.903); the Washington Wage Payment Act (Wash. Rev. Code §§ 49.48.010 to 49.48.900 and Wash. Rev. Code §§ 49.52.010 to 49.52.090); the Washington Wage Rebate Act; all as amended.

WEST VIRGINIA

Any claim under the West Virginia Human Rights Act (W. Va. Code §§ 5-11-1 to 5-11-20); the West Virginia Workers’ Compensation Act Discriminatory Practices Law (W. Va. Code §§ 23-5A-1 to 23-5A-4.); the West Virginia Equal Pay for Equal Work Act (W. Va. Code §§ 21-5B-1 to 21-5B-6); the West Virginia Minimum Wage and Maximum Hours Act (W. Va. Code §§ 21-5C-1 to 21-5C-11); the West Virginia Consumer Credit and Protection Act (W. Va. Code § 46A-2-131); Sections 6-5-11 (prohibiting discrimination based on legislative service), 21-3-19 (prohibiting discrimination, refusal to hire or discharge of an employee for tobacco product use), and 52-3-1 (prohibiting discrimination and discharge for an employee who misses work to respond to a jury summons) of the West Virginia Code; all as amended.

WISCONSIN

Any claim under the Wisconsin Fair Employment Act, Section 102.35 of the Wisconsin Statutes for discrimination based on worker’s compensation claims; the Wisconsin Wage Claim and Payment Law; the Wisconsin Business Closing and Mass Layoff Law; Wisconsin Cessation of Health Care Benefits Law; Wisconsin Employment Peace Act; the Wisconsin Family and Medical Leave Law; the Wisconsin Personnel Records Statute; all as amended.

WYOMING

Any claim under the Wyoming Fair Employment Practices Act of 1965; and Sections 27-4-101 et seq. (wage payment laws) and § 27-4-301 et seq. (equal pay law) of the Wyoming Statutes; all as amended.

EXHIBIT B

Non-U.S. Severance Plan

Each of the Non-U.S. Eligible Employees (as defined below) shall be eligible to receive severance pay and other benefits pursuant to this Non-U.S. Severance Plan as if they were Eligible Employees for purposes of the Plan. The Administrator shall also be the administrator of this Non-U.S. Severance Plan and all other terms and conditions of the Plan (including conditions regarding eligibility for severance pay and the amount of severance pay) shall apply to this Non-U.S. Severance Plan, mutatis mutandis. For purposes of this Non-U.S. Severance Plan, the term U.S. Affiliated Companies shall mean the Kenvue Companies organized in the jurisdiction in which the applicable Non-U.S. Eligible Employee is employed.

The ”Non-U.S. Eligible Employees” shall mean:

1.	Anindya Dasgupta
2.	Carlton Lawson

B-1